UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 11, 2008

NEW MOTION, INC.
doing business as Atrinsic
(Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

42 Corporate Park, Suite 250, Irvine, CA 92606
(Address of Principal Executive Offices/Zip Code)

(949) 777-3700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.02.	Results of Operations and Financial Condition

On November 12, 2008, New Motion, Inc., doing business as Atrinsic (the “Company”), issued a press release announcing its 2008 third quarter financial results, a copy of which is attached hereto as Exhibit 99.1.

The information in this Item 2.02 of the Company’s Current Report on Form 8-K, including exhibit 99.1, is furnished pursuant to Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

In addition to historic information, this report, including exhibit 99.1, contains forward-looking statements regarding events, performance and financial trends. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Some of those factors are identified in exhibit 99.1, and in our periodic reports filed with the Securities and Exchange Commission.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors and Appointment of New Directors

On November 11, 2008, Robert Machinist and Andrew Stollman resigned from their positions as members of the Board of Directors of the Company. Following his resignation as a director, Mr. Stollman will remain in his current operating role of President of the Company. In connection with Mr. Machinist’s resignation as a director, Mr. Machinist entered into a consulting agreement with the Company pursuant to which he agrees to provide consulting services to the Company until November 11, 2009.

Also on November 11, 2008, Mark Dyne and Jeffrey Schwartz1 were appointed as members of the Board of Directors of the Company. Jeffrey Schwartz will serve on the Audit and Nominating and Governance committees of the Board of Directors, while Mark Dyne is not expected to serve on any committees of the Board of Directors of the Company.

Mark Dyne

Mr. Dyne, 47, currently serves as the Chief Executive Officer and the Chairman of Europlay Capital Advisors, LLC, a merchant banking and advisory firm, and has served in this capacity since 2002. In this capacity, he provides corporate and advisory services. Prior to joining Europlay, Mr. Dyne served as Chief Executive Officer of Sega Gaming Technology Inc. (USA), a gaming company, and Chief Executive Officer of Virgin Interactive Entertainment Ltd., a distributor of computer software programs and video games based in London, England. Mr. Dyne was a founder and former director of Sega Ozisoft Pty Ltd., a leading distributor of entertainment software in both Australia and New Zealand. Mr. Dyne served as one of the first board members and was one of the earliest investors in Skype and Joost.com.

Europlay Capital Advisors acted as the Company’s non-exclusive financial advisor in connection with the Company’s merger with Traffix, Inc., a Delaware corporation, which closed on February 4, 2008. Europlay Capital Advisors received a fee of $150,000 for its financial advisory and investment banking services which it provided to the Company during the course of the transaction. As a result of the merger, Traffix, Inc. became a wholly-owned subsidiary of the Company.

Jeffrey Schwartz

Mr. Schwartz, 42, served as President and Chief Executive Officer of Autobytel, Inc. from December 2001 to April 2005 where he created a leading online automotive marketing services company, with a market capitalization exceeding $500 million, and having over 25,000 participating dealer franchises and operations in the US, Europe, and Asia. Prior to joining Autobytel, Mr. Schwartz was President and Chief Executive Officer and a director of Autoweb.com, Inc. from November 2000 to August 2001. He previously served as Autoweb’s Vice President, Strategic Development from October 1999 to November 2000. From 1995 to October 1999, Mr. Schwartz held various positions at The Walt Disney Company, including Corporate Vice President responsible for worldwide corporate alliance business development. In this role, Mr. Schwartz was responsible for executing the company’s long-term strategic marketing, promotional, advertising, and licensing relationships. Mr. Schwartz is founder and managing partner of Vertical Passion Media, a leading web publisher. Mr. Schwartz received a Bachelor of Arts, Master of Arts, and Ph.D. degrees in Political Science from the University of Southern California.

[1]	Jeffrey Schwartz is of no relation to Jeffrey Schwartz, the former Chief Executive Officer of Traffix, Inc.

As non-employee directors of the Company, Mr. Schwartz and Mr. Dyne will participate in the Company’s non-employee director compensation program. During 2008, this program awards non-employee directors with a cash retainer for board membership of $22,500, a fee of $1,500 for each in person board meeting attended and a fee of $500 for each telephonic meeting in which a director participates, as well as $42,500 in restricted stock units (in fair market value at the award date). In addition, Mr. Schwartz will receive $2,000 for his participation on the Audit Committee of the Board and $1,000 for his participation on the Nominating and Governance Committee of the Board.

A press release announcing the appointment of Mr. Dyne and Mr. Schwartz was issued by the Company on November 12, 2008, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description
99.1	Press release issued by New Motion, Inc., dated November 12, 2008.
99.2	Press release issued by New Motion, Inc., dated November 12, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Motion, Inc.

Date: November 13, 2008	By:	/s/ Andrew Zaref
Andrew Zaref
Chief Financial Officer

Exhibit Number	Description

99.1	Press release issued by New Motion, Inc., dated November 12, 2008.
99.2	Press release issued by New Motion, Inc., dated November 12, 2008.